As filed with the Securities and Exchange Commission on June 4, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________

LOWE’S COMPANIES, INC.
(Exact name of registrant as specified in its charter)
_________________

North Carolina	56-0578072
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Lowe’s Boulevard
Mooresville, North Carolina 28117
(Address of Principal Executive Offices) (Zip Code)
_________________

Lowe’s Companies, Inc. 2006 Long Term Incentive Plan,
as amended and restated effective March 21, 2014
(Full title of the plan)
_________________

Gaither M. Keener, Jr.
Chief Legal Officer, Chief Compliance Officer and Secretary
1000 Lowe’s Boulevard
Mooresville, North Carolina 28117
(Name and address of agent for service)
_________________

(704) 758-1000
(Telephone number, including area code, of agent for service)
_________________

Copies to:
Dumont Clarke IV, Esq.
Daniel L. Johnson, Jr., Esq.
Moore & Van Allen PLLC
100 North Tryon Street, Suite 4700
Charlotte, North Carolina 28202-4003
(704) 331-1000
_________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
_________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.50 per share	29,995,379 shares	$46.80	$1,403,783,737.20	$180,807.35

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock that become issuable under the above-named plan by reason of any stock split, stock dividend or other similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, based upon the average of the high and low prices of the common stock reported on the New York Stock Exchange on May 29, 2014.

EXPLANATORY NOTE

The registrant is filing this registration statement on Form S-8 to register an additional 29,995,379 shares of common stock which have been reserved for issuance under the Lowe’s Companies, Inc. 2006 Long Term Incentive Plan, as amended and restated effective March 21, 2014 (the “Plan”). This increase was approved by the board of directors of the registrant on March 21, 2014, subject to approval by the registrant’s shareholders. At the registrant’s annual meeting of shareholders held on May 30, 2014, its shareholders approved the increase in the number of shares reserved for issuance under the Plan.

This registration statement on Form S-8 registers additional securities of the same class as other securities for which a registration statement on Form S-8 relating to the Plan is effective. Accordingly, pursuant to General Instruction E to Form S-8, the registrant hereby incorporates by reference herein the contents of such registration statement on Form S-8 (Registration No. 333-138031) and hereby deems such contents to be a part hereof, except as otherwise updated or modified by this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

Except as indicated below, the following documents filed by the registrant with the Securities and Exchange Commission (the “Commission”) (File No. 1-7898) are incorporated by reference in this registration statement:

•	the registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2014;

•	the registrant’s Quarterly Report on Form 10-Q for the quarter ended May 2, 2014;

•	the registrant’s Current Report on Form 8-K filed on March 4, 2014; and

•
the description of the registrant’s common stock contained in the registrant’s Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those Current Reports on Form 8-K which “furnish” information pursuant to Item 2.02 or Item 7.01 of such report and exhibits furnished in connection therewith), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6.	Indemnification of Directors and Officers

Set forth below is a description of certain provisions of the registrant’s Restated Charter, as amended (the “Restated Charter”), the registrant’s Bylaws, as amended and restated (the “Bylaws”), and the North Carolina Business Corporation Act (the “NCBCA”), as such provisions relate to the indemnification of the directors and officers of the registrant. This description is intended only as a summary and is qualified in its entirety by reference to the Restated Charter, the Bylaws and the NCBCA.

Sections 55-8-50 through 55-8-58 of the NCBCA and the Restated Charter and the Bylaws provide for indemnification of the registrant’s directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended.

The NCBCA provides directors and officers with a right to indemnification (unless such right is limited in a corporation’s articles of incorporation) against reasonable expenses when the director or officer has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation. The NCBCA also permits a corporation to indemnify directors and officers who met a certain standard of conduct against personal liability, including the obligation to pay any judgment, settlement, penalty, fine or reasonable expenses incurred with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal. Directors and officers are also entitled to apply to a court for an order requiring the corporation to indemnify the director or officer in a particular case. The court may grant such an order if it determines the director or officer (i) has a right to indemnification against reasonable expenses (as described above); or (ii) is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. The NCBCA also authorizes a corporation to indemnify directors and officers beyond the indemnification rights granted by law. Nevertheless, under the NCBCA, a corporation may not indemnify a director or officer in connection with a proceeding by or in the right of the corporation in which the director or officer is adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to a director or officer who is adjudged liable on the basis that personal benefit was improperly received by such director or officer.

The Restated Charter provides that, to the full extent permitted by the NCBCA, the registrant shall indemnify any director from liability incurred as a director of the registrant. The Bylaws provide that any person who serves or has served as a director or officer of the registrant, or in such capacity at the request of the registrant for any other corporation, partnership, joint venture, trust or other enterprise, will be indemnified by the registrant to the fullest extent permitted by law against (i) reasonable expenses, including attorneys’ fees, actually and necessarily and as incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, seeking to hold such person liable by reason of the fact that he or she is or was acting in such capacity; and (ii) payments made by such person in satisfaction of any judgment, money decree, fine, penalty or reasonable settlement for which he or she may have become liable in any such action, suit or proceeding. The Bylaws further provide that the registrant may not, however, indemnify any person against liability or litigation expense he or she may incur on account of his or her activities which were at the time they were taken known or believed by such person to be clearly in conflict with the best interests of the registrant. Also, the Bylaws provide that the registrant may not indemnify any director with respect to any liability arising out of Section 55-8-33 of the NCBCA (relating to unlawful declaration of dividends) or any transaction from which the director derived an improper personal benefit as provided in Section 55-2-02(b)(3) of the NCBCA.

Section 55-2-02(b)(3) of the NCBCA permits a corporation to include a provision in its articles of incorporation limiting or eliminating the personal liability of a director for monetary damages for breach of any duty as a director, except for liability with respect to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation; (ii) any liability under Section 55-8-33 of the NCBCA for unlawful distributions from the corporation; (iii) any transaction from which the director derived an improper personal benefit; or (iv) acts or omissions occurring prior to the date the provision of the corporation’s articles of incorporation limiting or eliminating the liability of its directors became effective. The Restated Charter provides that, to the full extent permitted by the NCBCA, a director of the registrant shall not be liable for monetary damages for breach of any duty as a director.

In addition, Section 55-8-30(d) of the NCBCA provides that a director is not liable for any action taken as a director, or any failure to take any action, if he or she performed the duties of his or her office in compliance with the general standards of conduct applicable to directors of North Carolina corporations.

The NCBCA provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such person, whether or not the corporation is authorized by the NCBCA to indemnify such person. The registrant maintains directors’ and officers’ liability insurance for its directors and officers, as permitted in the Bylaws.

Item 8.	Exhibits

See the “Exhibit Index,” which follows the signature pages to this registration statement and is herein incorporated by reference.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mooresville, State of North Carolina, on this 4th day of June, 2014.

LOWE’S COMPANIES, INC.

By:	/s/ Gaither M. Keener, Jr.
Gaither M. Keener, Jr.
Chief Legal Officer, Chief Compliance Officer and Secretary

POWER OF ATTORNEY

Each of the undersigned directors and officers of the above named registrant, by his or her execution hereof, hereby constitutes and appoints Gaither M. Keener, Jr., Robert F. Hull, Jr. and Matthew V. Hollifield, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things for him or her, and in his or her name, place and stead, to execute any and all amendments (including post-effective amendments) to such registration statement and any related registration statement (or amendment thereto) pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, together with all exhibits and schedules thereto and all other documents in connection therewith, with the Securities and Exchange Commission and with such state securities authorities as may be appropriate, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifying and confirming all the acts of said attorneys-in-fact and agents, or any of them, or their substitutes, which they may lawfully do in the premises or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 4th day of June, 2014:

Signature	Title

/s/ Robert A. Niblock	Chairman of the Board, President and Chief Executive Officer
Robert A. Niblock	(Principal Executive Officer)

/s/ Robert F. Hull, Jr.	Chief Financial Officer
Robert F. Hull, Jr.	(Principal Financial Officer)

/s/ Matthew V. Hollifield	Senior Vice President and Chief Accounting Officer
Matthew V. Hollifield	(Principal Accounting Officer)

/s/ Raul Alvarez	Director
Raul Alvarez

/s/ David W. Bernauer	Director
David W. Bernauer

/s/ Leonard L. Berry	Director
Leonard L. Berry

/s/ Angela F. Braly	Director
Angela F. Braly

/s/ Richard W. Dreiling	Director
Richard W. Dreiling

/s/ Dawn E. Hudson	Director
Dawn E. Hudson

/s/ Robert L. Johnson	Director
Robert L. Johnson

/s/ Marshall O. Larsen	Director
Marshall O. Larsen

/s/ Richard K. Lochridge	Director
Richard K. Lochridge

/s/ Eric C. Wiseman	Director
Eric C. Wiseman

EXHIBIT INDEX

Exhibit No.	Description

4.1	Restated Charter of Lowe’s Companies, Inc. (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed September 1, 2009)
4.2	Bylaws of Lowe’s Companies, Inc., as amended and restated (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed August 27, 2012)
4.3
Lowe’s Companies, Inc. 2006 Long Term Incentive Plan, as amended and restated effective March 21, 2014 (incorporated by reference to Appendix B to the Proxy Statement on Schedule 14A filed on April 14, 2014)

5.1*	Opinion of Moore & Van Allen PLLC
15.1*	Deloitte & Touche LLP Letter re: Unaudited Interim Financial Information
23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of Moore & Van Allen PLLC (included in Exhibit 5.1)
24.1*	Power of Attorney (included in signature pages)

*	Filed herewith.